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                              UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C. 20549
                         _________________________

                                  Form 8-K

                               CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported):  June 11, 2003

                               DAN RIVER INC.
           (Exact name of registrant as specified in its charter)

                       Commission file number 1-13421



            GEORGIA                          58-1854637
     (State or other jurisdiction of         (I.R.S. Employer
     incorporation or organization)          Identification No.)

          2291 Memorial Drive                24541
          Danville, Virginia                 (Zip Code)
          (Address of principal executive offices)

   Registrant's telephone number, including area code:  (434) 799-7000

















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Item 5.   Other Events and Regulation FD Disclosure.
          -----------------------------------------

     On June 11, 2003, we filed a news release concerning closing of two of our plants and a lower earnings outlook. The text of the news release is as follows:

     Danville, Va., June 11, 2003. Dan River Inc. (NYSE: DRF) announced today it will close two manufacturing facilities in order to rationalize capacity in its home fashions division. As a result, the Company expects to record a pre-tax restructuring charge in the second quarter of approximately $12 million, about $10 million of which is non-cash. The Company also announced that the continuing weak retail environment and excessive retail inventories have negatively impacted sales and margins for the first two months of the second quarter. Based on current projections and including the restructuring charge noted above, the Company expects to report a net loss of about $13 million, or $0.60 per share, for the second fiscal quarter which ends June 28, 2003. After giving effect to the restructuring charge, the Company remains in covenant compliance under its credit facility, and it maintains ample liquidity.

     The Company plans to close a home fashions weaving facility located in Greenville, SC and a comforter sewing plant in Ft. Valley, GA, which collectively employ about 630 people. The Company expects that the closures will be substantially completed during the third quarter. The anticipated savings from the closings of these two facilities are expected to be about $9 million per year. As demand recovers to more normalized levels, the Company plans to transfer production capacity from the closed facilities to other Company facilities in Danville, VA and Morven, NC.

     Mr. Joseph L. Lanier, Jr., Chairman and CEO, said, "The uncertainty we expressed in our outlook at the end of the first quarter of 2003 was a reflection of the recent slowdown at retail. This slowdown has since intensified. Retailers, burdened with excess inventory due to lackluster sales, continue to adjust inventories by reducing their product intake.
The current lull in our sales affords us the opportunity to make the plant consolidation moves announced today without interruption to customer service. We will meet future increases in demand by a combination of increased internal production and outsourcing.

     "We are thankful to our associates in Ft. Valley and Greenville for their many contributions," Mr. Lanier continued. "It has been a very difficult decision to close these plants. We are grateful for their loyal service and their contribution to the Company over the years."

     Mr. Lanier closed by saying, "We expect the Company's financial results in the second half of 2003 to be somewhat of a mirror image of the first half. As the anticipated recovery in the economy occurs, we should experience a gradual improvement in our results over the last six months of the year. While our financial results for the remainder of the year may be weaker than originally projected, we continue to expect to generate free cash flow and reduce debt."


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     The Company will host a webcast on Thursday, June 12, 2003, at 1:00
p.m. EDT to review the second quarter performance outlook and the planned facility closings. The live broadcast and replay will be available from the Dan River home page at www.danriver.com (select "Investors - Announce-ments"). A replay of the webcast will also be available by telephone through June 19, 2003 by calling 1.800.428.6051 and referencing code #297551.

          Note: This news release contains forward-looking statements under applicable securities laws. We believe our forward-looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. Our financial condition and results of operations could be materially and adversely affected by numerous market and industry factors outside of our control.
In particular, should general economic conditions and consumer demand at retail for home fashions textile products continue at currently weak levels, our financial condition and results of operations could be materially and adversely affected. Additional risks associated with our business are detailed in our annual report on Form 10-K filed with the SEC on February 21, 2003.
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                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   DAN RIVER INC. (Registrant)



Date:  June 11, 2003               /s/ Harry L. Goodrich
                                   ---------------------------------
                                   Harry L. Goodrich
                                   Vice President